CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2013 RESULTS

Norton, Massachusetts, August 7, 2013. CPS Technologies Corporation (OTCQB:CPSH) today announced revenues of $5.3 million and net income of $237 thousand for the quarter ended June 29, 2013. This compares with revenues of $3.6 million and a net loss of $373 thousand for the quarter ended June 30, 2012.

Revenues for the six months ended June 29, 2013 increased 44% to $10.3 million from $7.2 million for the corresponding period in 2012. Net Income for the six month period in 2013 totaled $239 thousand compared with a net loss of $907 thousand for the first half of 2012.

Grant Bennett, CEO, said, “I am very pleased with our results for the quarter and first half of 2013. In the quarter we were able to increase our revenues 46% versus the second quarter last year, achieve a 26% gross margin, earn $237 thousand of net income and generate enough cash to pay off our line of credit. Last year we struggled as we felt the impact of the European economic crisis and the residual effects of the high speed train crash in China. The results announced today confirm that our business in these areas has returned and provides a strong base for our on-going growth initiatives.”

Mr. Bennett went on to say, “Near-term customer forecasts and recent quoting opportunities give us confidence that our base business will remain strong for the foreseeable future. As a result we plan to direct more resources on longer term growth opportunities. These opportunities include geographic expansion, especially in Japan, and wide variety of new applications, including those in military/defense, oil and gas and consumer markets.”

The Company announced last week that it will hold its quarterly investor conference call on Friday, August 9, 2013 at 10:00 A.M. (Eastern). Grant Bennett, President and Chief Executive Officer, and Ralph Norwood, Chief Financial Officer, will discuss the Company’s financial results for the three months ended June 29, 2013.

Those interested in participating in the conference call should dial:

1-855-863-0441

Conference ID: 27346119

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2012 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	---Quarter Ended---		---Six Months Ended---
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012

Total Revenues	$5,300,542	$3,628,265	$10,331,620	$7,183,041
Cost of Sales	3,937,244	3,435,286	8,053,886	7,023,902

Gross Margin	1,363,298	192,979	2,277,734	159,139
Operating Expenses	1,008,118	845,009	1,908,032	1,653,732

Operating income (loss)	355,180	(652,030)	369,702	(1,494,593)
Interest expense, net	(12,678)	(5,694)	(22,870)	(11,466)

Income (loss) before income taxes	342,502	(657,724)	346,832	(1,506,059)
Income tax expense (benefit)	106,000	(285,000)	107,720	(599,000)

Net income (loss)	236,502	(372,724)	239,112	(907,059)

Net income (loss) per diluted share	$0.02	($0.03)	$0.02	($0.07)
Shares outstanding, diluted	13,091,084	12,869,483	13,101,855	12,867,571

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	June 29,	Dec 29,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$292,199	$306,854
Accounts receivable, net	3,661,732	2,876,149
Inventories, net	2,080,417	2,457,315
Prepaid expenses	120,380	140,723
Deferred taxes, current	364,378	354,825

Total current assets	6,519,106	6,135,866
Property and equipment, net	1,742,330	1,781,220
Deferred taxes, non-current	2,432,148	2,432,148

Total assets	$10,693,584	$10,349,234

Liabilities and Equity
Current liabilities:
Line of Credit	$—	$500,000
Equipment lease line of credit	163,155	—
Accounts payable	1,564,421	1,179,313
Accrued expenses	833,967	938,043
Capital leases, current	92,655	123,366

Total current liabilities	2,654,198	2,740,722
Capital leases, non-current	35,097	76,372

Total liabilities	2,689,295	2,817,094
Stockholders' equity	8,004,289	7,532,140

Total liabilities and stockholders' equity	$10,693,584	$10,349,234